As filed with the Securities and Exchange Commission on March 27, 2009
Registration No. 333-107451

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
NOBLE CORPORATION
(Exact name of registrant as specified in its charter)

Switzerland	Applied for
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478	77478
(Address of Principal	(Zip code)
Executive Offices)

Dorfstrasse 19A, 6340 Baar
Canton of Zug, Switzerland	CH-6340
(Address of Principal	(Zip code)
Executive Offices)

Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors
(Full title of the plan)

Julie J. Robertson
Corporate Secretary
Noble Corporation
13135 South Dairy Ashford, Suite 800
Sugar Land, Texas 77478
(281) 276-6100
(Name, address and telephone number, including area code, of agent for service)

Copy to:
David L. Emmons
Joe S. Poff
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana
Houston, Texas 77002

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
                    (Do not check if a smaller reporting company)

EXPLANATORY NOTE
     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8, Registration No. 333-107451, is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), by Noble Corporation, a Swiss corporation (“Noble-Switzerland”), as successor issuer to Noble Corporation, a Cayman Islands exempted company limited by shares (“Noble-Cayman”), following a merger, reorganization and consolidation transaction (the “Transaction”) that became effective on March 27, 2009. The Transaction was effected through the merger of Noble Cayman Acquisition Ltd., a company organized under the laws of the Cayman Islands, with and into Noble-Cayman by way of schemes of arrangement under Cayman Islands law, with Noble-Cayman surviving as a direct, wholly owned subsidiary of Noble-Switzerland. In the Transaction, each holder of Noble-Cayman ordinary shares, par value US$0.10 per share (the “Noble-Cayman Shares”), outstanding immediately prior to the consummation of the Transaction received one Noble-Switzerland registered share, par value CHF 5.00 per share (the “Noble-Switzerland Shares”), in exchange for each Noble-Cayman Share. Pursuant to the Transaction, the Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (the “Plan”) was assumed by Noble-Switzerland. Noble-Switzerland Shares will henceforth be issuable under the Plan in lieu of the Noble-Cayman Shares. Noble-Switzerland hereby expressly adopts the Registration Statement on Form S-8 (Registration No. 333-107451) filed by Noble-Cayman with the United States Securities and Exchange Commission (the “Commission”) as its own Registration Statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The securities registered under the Registration Statement may include newly issued securities, securities held in treasury by Noble-Switzerland or securities held by one or more subsidiaries of Noble-Switzerland.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Note: The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act. In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

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PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, which Noble-Cayman or Noble-Switzerland have filed with the Commission pursuant to the Exchange Act, are incorporated in this Post-Effective Amendment by reference and shall be deemed to be a part hereof:
1.	Noble-Cayman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

2.	Noble-Cayman’s Current Reports on Form 8-K filed with the Commission on January 21, 2009, February 4, 2009 (excluding Item 7.01), February 11, 2009 (excluding Item 7.01), March 17, 2009 and March 27, 2009;

3.	Noble-Switzerland’s Current Report on Form 8-K filed with the Commission on March 27, 2009; and

4.	The description of the Noble-Switzerland Shares contained in Item 8.01 of Noble-Switzerland’s Current Report on Form 8-K filed with the Commission on March 27, 2009.
     Each document filed by Noble-Switzerland with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of any further post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Post-Effective Amendment by reference and to be a part hereof from the date of filing of such documents.
     Any statement contained in this Post-Effective Amendment, in any amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently-filed amendment to this Post-Effective Amendment or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Post-Effective Amendment.
Item 4. Description of Securities
     Not Applicable.
Item 5. Interests of Named Experts and Counsel
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     Noble-Switzerland believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, Noble-Switzerland may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Article 25 of Noble-Switzerland’s articles of association makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Noble-Switzerland to the fullest extent allowed by law. Under Noble-Switzerland’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Noble-Switzerland has also entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The indemnification agreements provide that Noble-Switzerland will indemnify and advance expenses to each such director or executive officer to the extent described above. The indemnification agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he is not entitled to indemnification.
     The indemnification and advancement of expenses shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any law, agreement, vote of members or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     Noble-Switzerland also maintains insurance to protect itself and its directors, officers, employees and agents against expenses, liabilities and losses incurred by such persons in connection with their services in the foregoing capacities. Noble-Switzerland may obtain such insurance from one or more third party or captive insurance companies.
     Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of securities of Noble-Switzerland may contain provisions relating to the indemnification of Noble-Switzerland’s officers and directors.
     The Agreement and Plan of Merger, Reorganization and Consolidation, dated as of December 19, 2008, by and among Noble-Switzerland, Noble-Cayman and Noble Cayman Acquisition Ltd. (as amended, the “Agreement and Plan of Merger, Reorganization and Consolidation”) provides that for a period of six years after the Effective Time (as defined in the Agreement and Plan of Merger, Reorganization and Consolidation), Noble-Switzerland and Noble-Cayman will indemnify, defend and hold harmless, to the fullest extent permitted under applicable law, (1) each person who was at any time prior to the Effective Time, an executive officer or director of Noble-Cayman or any of its subsidiaries and (2) each person who served as a director, executive officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Noble-Cayman against all losses, claims, damages, liabilities, costs or expenses, including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation that arises out of or pertains to actual or alleged acts or omissions by them in the capacities set forth in (1) and (2) above. The duties of Noble-Switzerland and Noble-Cayman to indemnify, defend and hold harmless applies whether or not such actions are commenced, asserted or claimed prior to the Effective Time. In the event of such claim, action, suit, proceeding or investigation, Noble-Switzerland and Noble-Cayman are required to pay the fees and expenses of counsel selected by the party to be indemnified to the fullest extent permitted by applicable law in advance of the final disposition of any such action and cooperate in the defense of any such matter.
     The foregoing summaries are necessarily subject to the complete text of Noble-Switzerland’s articles of association and the indemnity agreements and Agreement and Plan of Merger, Reorganization and Consolidation referred to above and are qualified in their entirety by reference thereto.

Item 7.	Exemption From Registration Claimed
     Not Applicable.

Item 8. Exhibits
     The following documents are filed as a part of this registration statement or incorporated by reference herein:

Exhibit
No.	Description
*4.1	Articles of Association of Noble-Switzerland (incorporated by reference to Exhibit 3.1 to Noble-Switzerland’s Current Report on Form 8-K filed on March 27, 2009).

*4.2	By-Laws of Noble-Switzerland (incorporated by reference to Exhibit 3.2 to Noble-Switzerland’s Current Report on Form 8-K filed on March 27, 2009).

*4.3	Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to Noble-Cayman’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007).

*4.4	Amendment to the Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.28 to Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2008).

5.1	Opinion of Pestalozzi Lachenal Patry Zurich AG, regarding the legality of securities to be issued by Noble-Switzerland.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pestalozzi Lachenal Patry Zurich AG (included in Exhibit 5.1).

*24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to Post-Effective Amendment No. 2 to Noble-Switzerland’s Registration Statement on Form S-8 (No. 333-17407-99) filed on March 27, 2009).

*	Incorporated herein by reference as indicated.
Item 9. Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, State of Texas, on March 27, 2009.

NOBLE CORPORATION
By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell
Senior Vice President, Chief Financial Officer, Treasurer and Controller

     Pursuant to the requirements of the Securities Act, this Post-Effective Amendment has been signed by the following persons in the capacities indicated on March 27, 2009.

SIGNATURE	TITLE

* David W. Williams	Chairman, President and Chief Executive Officer (Principal Executive Officer)
/s/ Thomas L. Mitchell Thomas L. Mitchell	Senior Vice President, Chief Financial Officer, Treasurer and Controller (Principal Financial and Accounting Officer)
* Michael A. Cawley	Director
* Lawrence J. Chazen	Director
Luke R. Corbett	Director
* Julie H. Edwards	Director
* Marc E. Leland	Director
* Jack E. Little	Director
* Mary P. Ricciardello	Director

* By:	/s/ Thomas L. Mitchell
Thomas L. Mitchell, Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
No.	Description
*4.1	Articles of Association of Noble-Switzerland (incorporated by reference to Exhibit 3.1 to Noble-Switzerland’s Current Report on Form 8-K filed on March 27, 2009).

*4.2	By-Laws of Noble-Switzerland (incorporated by reference to Exhibit 3.2 to Noble-Switzerland’s Current Report on Form 8-K filed on March 27, 2009).

*4.3	Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.2 to Noble-Cayman’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007).

*4.4	Amendment to the Second Amended and Restated Noble Corporation 1992 Nonqualified Stock Option and Share Plan for Non-Employee Directors (incorporated by reference to Exhibit 10.28 to Noble-Cayman’s Annual Report on Form 10-K for the year ended December 31, 2008).

5.1	Opinion of Pestalozzi Lachenal Patry Zurich AG, regarding the legality of securities to be issued by Noble-Switzerland.

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Pestalozzi Lachenal Patry Zurich AG (included in Exhibit 5.1).

*24.1	Powers of Attorney (incorporated by reference to Exhibit 24.1 to Post-Effective Amendment No. 2 to Noble-Switzerland’s Registration Statement on Form S-8 (No. 333-17407-99) filed on March 27, 2009).

*	Incorporated herein by reference as indicated.